SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number 000-27102

                                  EGAMES, INC.

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             (Exact name of registrant as specified in its charter)

 2000 Cabot Blvd. West, Suite 110, Langhorne, Pennsylvania 19047 (215) 750-6606

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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share

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            (Title of each class of securities covered by this Form)

                                      None

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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports


               Rule 12g-4(a)(1)(i) |X|    Rule 12h-3(b)(1)(i) |X|
               Rule 12g-4(a)(1)(ii)|_|    Rule 12h-3(b)(1)(ii)|_|
               Rule 12g-4(a)(2)(i) |_|    Rule 12h-3(b)(2)(i) |_|
               Rule 12g-4(a)(2)(ii)|_|    Rule 12h-3(b)(2)(ii)|_|
                                          Rule 15d-6          |_|

     Approximate number of holders of record as of the certification or notice date: 217


     Pursuant to the requirements of the Securities Exchange Act of 1934, eGames, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 13, 2006          By:  /s/ Gerald W. Klein
                                  Name:Gerald W. Klein, President
                                       and Chief Executive Officer
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